Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports First Quarter Fiscal 2017 Results

Continued benefit from operating improvements results in 30 percent increase in operating income

RACINE, WI, August 2, 2016 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported financial results for the first quarter of fiscal year 2017.

Highlights:

•	Sales of $347.2 million, a slight increase from prior year
•	Operating income of $15.1 million, up 30 percent from prior year; adjusted operating income of $17.4 million, up 23 percent from prior year
•	Earnings per share of $0.18 and adjusted earnings per share of $0.21, both up $0.07 from prior year

“Modine’s operating income improved significantly year-over-year, despite ongoing weakness in several of our end-markets.  As anticipated, our Strengthen, Diversify and Grow (SDG) initiatives contributed to our financial performance during the quarter,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “We will continue to maintain a culture of cost discipline for the remainder of fiscal 2017, and will continue to execute in accordance with our SDG strategic framework to create long-term shareholder value.”

Net sales for the first quarter were $347.2 million, compared with $346.1 million in the prior year.  On a constant-currency basis, net sales improved by 0.8 percent year-over-year.  The increase was primarily related to strong sales to automotive customers globally and to commercial vehicle customers in Europe, offset by lower sales to commercial vehicle and off-highway customers in the Americas segment due to ongoing weakness in those markets.

Gross profit increased $5.0 million during the first quarter on nearly flat sales and gross margin improved by 130 basis points to 17.8 percent, primarily due to favorable material costs, improved plant operating performance and cost savings related to procurement initiatives.  Selling, general and administrative (SG&A) expenses increased $1.8 million primarily due to professional services related to business development activities and higher employee benefit and incentive compensation expenses.

The company recorded $2.3 million of restructuring expenses during the first quarter primarily related to employee severance expenses and equipment transfer and plant consolidation costs.

First quarter operating income was $15.1 million compared with $11.6 million in the first quarter of fiscal 2016.  The 30 percent increase was driven primarily by the reduction in manufacturing costs and the corresponding higher gross margin.  Net earnings per share were $0.18, an increase of $0.07 compared with the prior year.  Excluding restructuring expenses, the company reported adjusted operating income of $17.4 million, up $3.2 million from the prior year.  Adjusted earnings per share of $0.21 were up $0.07 from the prior year.

First Quarter Segment Review

•	Americas segment sales were $140.0 million compared with $159.1 million one year ago, a decrease of 12.1 percent. On a constant-currency basis, sales decreased 10.9 percent year-over-year, primarily related to ongoing weakness in the commercial vehicle and off-highway markets, partially offset by higher sales to automotive customers. Despite the lower sales volume, operating income of $9.3 million was flat compared with the prior year, primarily due to favorable material costs, cost savings related to procurement initiatives, and lower SG&A expenses related to cost-control actions. The company recorded $2.2 million of restructuring charges during the quarter primarily due to equipment transfer, plant consolidation and early retirement costs in the Americas segment.

•	Europe segment sales were $146.0 million compared with $131.2 million one year ago, an increase of 11.2 percent. On a constant-currency basis, sales increased 9.0 percent compared with the prior year, driven by higher sales to automotive and commercial vehicle customers. The first quarter operating income of $15.0 million was $9.3 million higher than the prior year, primarily due to higher sales volume, favorable material costs, cost savings related to procurement initiatives and improved plant operating performance.

•	Asia segment sales were $24.9 million compared with $19.3 million one year ago, an increase of 28.6 percent. On a constant-currency basis, sales increased 35.3 percent compared with the prior year. The increase was primarily related to higher sales to automotive customers in China as launch volumes continue to increase, higher sales to off-highway customers in China, and incremental sales related to our recently-formed joint venture. Operating income of $1.5 million increased $1.1 million from the prior year, resulting from higher sales volumes and lower SG&A expenses.

•	Building HVAC segment sales were $39.9 million compared with $41.3 million one year ago, a decrease of 3.4 percent. On a constant-currency basis, sales were flat as compared with the prior year. Operating income of $0.9 million was down $1.2 million, primarily due to the margin impact of the strong British Pound on previously booked orders, higher manufacturing costs, and restructuring expenses, partially offset by lower SG&A expenses. The company recorded $0.4 million of restructuring charges during the quarter related to early retirement and severance costs in the U.K. and the U.S.

Balance Sheet & Liquidity

Net debt was $107.2 million at June 30, 2016, an increase of $13.5 million from the end of fiscal 2016. Total debt was $171.3 million at June 30, 2016.  Cash and cash equivalents at the end of the first quarter were $64.1 million.

First quarter free cash flow was negative $8.1 million compared with negative $13.0 million one year ago.  As is typical, first quarter free cash flow was impacted by various benefit and incentive compensation payments.  Net cash provided by operating activities was $1.6 million compared with negative $0.1 million one year ago.

Outlook

Based on current exchange rates, market outlook and business forecast, Modine confirms the following guidance for fiscal 2017:

•	Full fiscal year-over-year sales down 1 percent to up 3 percent;
•	Adjusted operating income of $65 million to $71 million; and
•	Adjusted earnings per share of $0.77 to $0.87.

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Wednesday, August 3, 2016 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2017 first quarter financial results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com. Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and slides will be available on the Investor Relations section of the Modine website at www.modine.com on or after August 3, 2016.  A call-in replay will be available through midnight on August 5, 2016, at 855.859.2056, (international replay 404.537.3406); Conference ID# 49016590.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, after August 5, 2016.

About Modine

Modine, with fiscal 2016 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems.  Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2016 and under Forward-Looking Statements in Item 7 of Part II of that same report.  Other risks and uncertainties include, but are not limited to, the following: the overall health and price-down focus of Modine’s customers, particularly in light of economic and market-specific challenges; the ability of the company to successfully implement its Strengthen, Diversify and Grow strategic transformation; uncertainties regarding the costs and benefits of Modine’s restructuring activities in our Americas and Europe segments, including the activities associated with the closure of Modine’s facility in Washington, Iowa; operational inefficiencies as a result of program launches, unexpected volume increases and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including foreign currency exchange rate fluctuations (particularly the value of the euro, Brazilian real and British pound relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the economic and market conditions in Brazil and China, the remaining economic uncertainties in certain markets in North America, and the continuing uncertainty regarding the recent “Brexit” vote in Great Britain; the impact on Modine of any significant increases in commodity prices, particularly aluminum and copper, and our ability to pass these prices on to customers; Modine's ability to successfully execute its strategic and operational plans; the nature of and Modine’s significant exposure to the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental investigation, remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures, and may be different from similarly-titled measures used by other companies.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share from continuing operations plus impairment charges and restructuring related expenses and excluding certain other gains or charges.  These are measures of overall performance not including non-cash impairment charges, costs associated with restructuring, and unusual or infrequently occurring gains or charges.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of foreign currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on-hand cash balances.

Definition – Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment, plus payments for restructuring and certain unusual or infrequently occurring expenses.  This is a measure of cash generated from operations, excluding payments for restructuring and certain other expenses, during the period that is available for strategic capital decisions.

Modine Manufacturing Company
Consolidated statements of operations (unaudited)
(In millions, except per share amounts)

	Three months ended June 30,
	2016	2015
Net sales	$347.2	$346.1
Cost of sales	285.2	289.1
Gross profit	62.0	57.0
Selling, general & administrative expenses	44.6	42.8
Restructuring expenses	2.3	2.6
Operating income	15.1	11.6
Interest expense	(3.0)	(2.8)
Other expense - net	(0.2)	-
Earnings before income taxes	11.9	8.8
Provision for income taxes	(3.0)	(3.3)
Net earnings	8.9	5.5
Net earnings attributable to noncontrolling interest	(0.3)	(0.4)
Net earnings attributable to Modine	$8.6	$5.1

Net earnings per share attributable to Modine shareholders - diluted:	$0.18	$0.11

Weighted-average shares outstanding - diluted:	47.2	47.8

Condensed consolidated balance sheets (unaudited)
(In millions)
	June 30, 2016	March 31, 2016
Assets
Cash and cash equivalents	$64.1	$68.9
Trade receivables	195.7	189.1
Inventories	116.2	111.0
Other current assets	41.4	43.5
Total current assets	417.4	412.5
Property, plant and equipment - net	338.8	338.6
Deferred income taxes	123.7	123.1
Other noncurrent assets	45.5	46.7
Total assets	$925.4	$920.9

Liabilities and shareholders' equity
Debt due within one year	$50.0	$37.1
Accounts payable	139.5	142.4
Other current liabilities	90.8	94.1
Total current liabilities	280.3	273.6
Long-term debt	121.3	125.5
Other noncurrent liabilities	136.0	139.1
Total liabilities	537.6	538.2
Total equity	387.8	382.7
Total liabilities & equity	$925.4	$920.9

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
(In millions)

	Three months ended June 30,
	2016	2015
Cash flows from operating activities:
Net earnings	$8.9	$5.5
Adjustments to reconcile net earnings to net cash provided by (used for) operating activities:
Depreciation and amortization	12.5	12.4
Insurance proceeds from Airedale fire	-	0.7
Other - net	0.8	3.4
Net changes in operating assets and liabilities	(20.6)	(22.1)
Net cash provided by (used for) operating activities	1.6	(0.1)

Cash flows from investing activities:
Expenditures for property, plant and equipment	(14.5)	(16.0)
Insurance proceeds from Airedale fire	3.0	14.6
Costs to replace building and equipment damaged in Airedale fire	(1.0)	(11.0)
Other - net	(0.9)	(0.1)
Net cash used for investing activities	(13.4)	(12.5)

Cash flows from financing activities:
Net increase in debt	9.3	2.7
Other - net	(1.1)	(1.5)
Net cash provided by financing activities	8.2	1.2

Effect of exchange rate changes on cash	(1.2)	1.6

Net decrease in cash and cash equivalents	(4.8)	(9.8)

Cash and cash equivalents - beginning of period	68.9	70.5

Cash and cash equivalents - end of period	$64.1	$60.7

Segment operating results (unaudited)
(In millions)

	Three months ended June 30,
	2016	2015
Net sales:
Americas	$140.0	$159.1
Europe	146.0	131.2
Asia	24.9	19.3
Building HVAC	39.9	41.3
Segment total	350.8	350.9
Corporate and eliminations	(3.6)	(4.8)
Net sales	$347.2	$346.1

Operating income:
Americas	$9.3	$9.3
Europe	15.0	5.7
Asia	1.5	0.4
Building HVAC	0.9	2.1
Segment total	26.7	17.5
Corporate and eliminations	(11.6)	(5.9)
Operating income (a)	$15.1	$11.6

(a)	See the adjusted operating income reconciliation on the next page for information on restructuring expenses.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)
(In millions, except per share amounts)

	Three months ended June 30,
	2016	2015
Operating income	$15.1	$11.6
Restructuring expenses - Americas (a)	2.2	2.7
Restructuring income - Europe (a)	(0.3)	(0.1)
Restructuring expenses - Building HVAC (a)	0.4	-
Adjusted operating income	$17.4	$14.2

Net earnings per share attributable to Modine shareholders - diluted	$0.18	$0.11
Restructuring expenses (a)	0.03	0.03
Adjusted earnings per share	$0.21	$0.14

(a)
Restructuring amounts primarily relate to employee severance, equipment transfer and plant consolidation costs, and include activities under the Company's Strengthen, Diversify and Grow strategic platform.

Net debt (unaudited)
(In millions)

	June 30, 2016	March 31, 2016
Debt due within one year	$50.0	$37.1
Long-term debt	121.3	125.5
Total debt	171.3	162.6

Less: cash and cash equivalents	64.1	68.9
Net debt	$107.2	$93.7

Free cash flow (unaudited)
(In millions)

	Three months ended June 30,
	2016	2015
Net cash provided by (used for) operating activities	$1.6	$(0.1)
Expenditures for property, plant and equipment	(14.5)	(16.0)
Payments for restructuring expenses and other adjustments	4.8	3.1
Free cash flow	$(8.1)	$(13.0)

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com